Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Tracy Ogden	Investor Contacts:	Teri Loxam
	(908) 740-1747		(908) 740-1986

	Claire Gillespie (267) 305-0932		Michael DeCarbo (908) 740-1807

Merck Announces Second-Quarter 2018 Financial Results

•                  Second-Quarter 2018 Worldwide Sales Were $10.5 Billion, an Increase of 5 Percent, Including a 1 Percent Positive Impact from Foreign Exchange

•                  Second-Quarter 2018 GAAP EPS was $0.63, Second-Quarter Non-GAAP EPS was $1.06

•                  Company Narrows 2018 Full-Year Revenue Range to be Between $42.0 Billion and $42.8 Billion, Including a Slightly Positive Impact from Foreign Exchange

•                  Company Narrows and Raises 2018 Full-Year GAAP EPS Range to be Between $2.51 and $2.59; Narrows and Raises 2018 Full-Year Non-GAAP EPS Range to be Between $4.22 and $4.30; Both Include an Approximately 1 Percent Negative Impact from Foreign Exchange

•                  Continued Leadership in NSCLC with Positive Results from Phase 3 KEYNOTE-407 and KEYNOTE-042 Studies Presented at ASCO 2018 Evaluating KEYTRUDA as a First-Line Treatment for NSCLC; sBLA for KEYNOTE-407 Under Priority Review in the United States with an Oct. 30, 2018 PDUFA Date

•                  KEYTRUDA Approved in China for the Treatment of Adult Patients with Unresectable or Metastatic Melanoma Following Failure of One Prior Line of Therapy; First and Only Anti-PD-1 Therapy Approved in China for Advanced Melanoma

KENILWORTH, N.J., July 27, 2018 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2018.

“Strong commercial execution globally for KEYTRUDA, GARDASIL, BRIDION and other products led the company to deliver growth in the second quarter,” said Kenneth C. Frazier, Merck Chairman and CEO. “We continue to solidify our leadership in immuno-oncology and, along with our other key pillars of growth including Animal Health, we are confident in the strength of our business.”

Financial Summary

	Second Quarter
$ in millions, except EPS amounts	2018	2017
Sales	$10,465	$9,930
GAAP net income[1]	1,707	1,946
Non-GAAP net income that excludes items listed below[1,2]	2,854	2,778
GAAP EPS	0.63	0.71
Non-GAAP EPS that excludes items listed below[2]	1.06	1.01

Worldwide sales were $10.5 billion for the second quarter of 2018, an increase of 5 percent compared with the second quarter of 2017, including a 1 percent positive impact from foreign exchange.

GAAP (generally accepted accounting principles) earnings per share assuming dilution (EPS) were $0.63 for the second quarter of 2018. Non-GAAP EPS of $1.06 for the second quarter of 2018 excludes acquisition- and divestiture-related costs, restructuring costs and certain other items. Year-to-date results can be found in the attached tables.

Oncology Pipeline Highlights

Merck continued to expand its oncology program by further advancing the development programs for KEYTRUDA (pembrolizumab), the company’s anti-PD-1 therapy; Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca; and Lenvima (lenvatinib mesylate), an orally available tyrosine kinase inhibitor being co-developed and co-commercialized with Eisai Inc. (Eisai).

KEYTRUDA

•                  Merck announced that the U.S. Food and Drug Administration (FDA) accepted for review a supplemental Biologics License Application (sBLA) for KEYTRUDA as a first-line treatment for metastatic squamous non-small cell lung cancer (NSCLC), regardless of PD-L1 expression. The sBLA, which is seeking accelerated approval for this new indication, is based on overall response rate (ORR) data from the pivotal Phase 3 KEYNOTE-407 trial, which were recently presented at the American Society of Clinical Oncology (ASCO) 2018

1 Net income attributable to Merck & Co., Inc.

2 Merck is providing certain 2018 and 2017 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

Annual Meeting. The FDA granted Priority Review and set a PDUFA date of Oct. 30, 2018. Additional data showing a significant improvement in overall survival (OS) were also presented, making this the fifth study in advanced NSCLC in which KEYTRUDA demonstrated an improved survival benefit.

•                  Merck announced results from KEYNOTE-042, a pivotal Phase 3 study evaluating KEYTRUDA as monotherapy for the first-line treatment of locally advanced or metastatic nonsquamous or squamous NSCLC with PD-L1 tumor proportion score of >1 percent without EGFR or ALK genomic tumor aberrations. In this study, KEYTRUDA monotherapy resulted in significantly longer OS than platinum-based chemotherapy. These results were presented in the plenary session and during the press program at ASCO 2018.

•                  Merck announced interim data from a cohort of the Phase 2 KEYNOTE-158 study evaluating KEYTRUDA as monotherapy in patients with previously treated advanced small cell lung cancer (SCLC). Findings showed an ORR, the primary endpoint of the study, of 18.7 percent in patients in the SCLC cohort. Additionally, in a pre-specified exploratory analysis, ORR was 35.7 percent in patients whose tumors expressed PD-L1 with a combined positive score (CPS) of >1. These results, as well as other findings from the KEYNOTE-158 cohort in SCLC, were presented for the first time at ASCO 2018.

•                  The company announced that the pivotal Phase 3 KEYNOTE-048 trial investigating KEYTRUDA for first-line treatment of recurrent or metastatic head and neck squamous cell carcinoma (HNSCC), met a primary endpoint of OS as monotherapy in patients whose tumors expressed PD-L1 (CPS>20). KEYTRUDA is the first anti-PD-1 therapy to show an OS benefit as first-line therapy for recurrent or metastatic HNSCC. At the time of the interim analysis, the dual-primary endpoint of progression-free survival (PFS) for patients whose tumors expressed PD-L1 (CPS>20) had not been reached. These results will be presented at an upcoming medical meeting and submitted to regulatory authorities worldwide.

•                  Merck announced that KEYTRUDA has been approved by the China National Drug Administration for the treatment of adult patients with unresectable or metastatic melanoma following failure of one prior line of therapy. This is the first and only approval of an anti-PD-1 therapy for advanced melanoma in China.

•                  The FDA accepted and granted Priority Review for a new sBLA seeking approval for KEYTRUDA as a treatment for previously treated patients with advanced hepatocellular carcinoma, based on data from the Phase 2 KEYNOTE-224 trial, which were presented at ASCO 2018. The FDA set a PDUFA date of Nov. 9, 2018.

•                  Merck announced that the FDA accepted for standard review a new sBLA for KEYTRUDA as adjuvant therapy in the treatment of patients with resected, high-risk stage III melanoma and granted a PDUFA date of Feb. 16, 2019. This sBLA is based on a significant benefit in recurrence-free survival demonstrated by KEYTRUDA in the pivotal Phase 3 EORTC1325/ KEYNOTE-054 trial, which was conducted in collaboration with the European Organisation for Research and Treatment of Cancer.

•                  The FDA approved KEYTRUDA for two new indications under its accelerated approval regulations based on tumor response rate and durability of response:

•                  For the treatment of adult and pediatric patients with refractory primary mediastinal large B-cell lymphoma, or who have relapsed after two or more prior lines of therapy.

•                  For the treatment of patients with recurrent or metastatic cervical cancer with disease progression on or after chemotherapy whose tumors express PD-L1 as determined by an FDA-approved test.

Lynparza

•                  Merck and AstraZeneca announced positive results from the randomized, double-blinded, placebo-controlled, Phase 3 SOLO-1 trial of Lynparza tablets, showing women with BRCA-mutated (BRCAm) advanced ovarian cancer treated first-line with Lynparza maintenance therapy had a statistically significant and clinically meaningful improvement in PFS compared to placebo.

•                  Merck and AstraZeneca announced that Japan’s Pharmaceuticals and Medical Devices Agency approved Lynparza tablets for use in patients with unresectable or recurrent BRCAm, human epidermal growth factor receptor 2 (HER2)-negative breast cancer who have received prior chemotherapy.

•                  Merck and AstraZeneca announced that the European Medicines Agency approved Lynparza tablets for use as a maintenance therapy for patients with platinum-sensitive relapsed high-grade, epithelial ovarian, fallopian tube or primary peritoneal cancer who are in complete response or partial response to platinum-based chemotherapy, regardless of BRCA status.

•                  Merck and AstraZeneca presented data from the Phase 2 Study 08 trial, which showed clinical improvement in median radiologic PFS with Lynparza in combination with abiraterone compared to abiraterone monotherapy, a current standard of care, in metastatic castration-resistant prostate cancer.

Lenvima

•                  Merck and Eisai announced results from presentations of new data and analyses of Lenvima in combination with KEYTRUDA in four different tumor types: unresectable hepatocellular carcinoma, squamous cell carcinoma of the head and neck, advanced renal cell carcinoma and advanced endometrial carcinoma. The data were included in presentations at ASCO 2018.

Other Pipeline Highlights

The company also continued to advance its vaccines and HIV pipelines.

•                  Merck announced that the FDA accepted for review a new sBLA for GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), the company’s nine-valent HPV vaccine, for an expanded age indication for use in women and men 27 to 45 years old for the prevention of certain cancers and diseases caused by the nine human papillomavirus (HPV) types covered by the vaccine. The FDA granted Priority Review and set a PDUFA date of Oct. 6, 2018.

•                  China’s Food and Drug Administration approved GARDASIL 9 for use in girls and women 16 to 26 years old.

•                  Merck announced Week 96 results from the Phase 3 DRIVE-FORWARD clinical trial evaluating the efficacy and safety of doravirine (DOR), the company’s investigational non-nucleoside reverse transcriptase inhibitor, in combination with other antiretroviral agents, for the treatment of HIV-1 infection in adult patients with no prior antiretroviral treatment history. At Week 96, 73.1 percent of the group treated with once-daily DOR plus FTC/TDF or ABC/3TC achieved viral suppression as measured by the proportion of patients who achieved HIV-1 RNA of less than 50 copies/mL, compared to 66.0 percent of the group treated with once-daily ritonavir-boosted darunavir (DRV+r) plus FTC/TDF or ABC/3TC. These study results were presented as a late-breaking abstract at the recent 22nd International AIDS Conference.

Second-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of Animal Health products.

	Second Quarter
				Change
$ in millions	2018	2017	Change	Ex-Exchange
Total Sales	$10,465	$9,930	5%	4%
Pharmaceutical	9,282	8,759	6%	3%
KEYTRUDA	1,667	881	89%	86%
JANUVIA / JANUMET	1,535	1,511	2%	-1%
GARDASIL / GARDASIL 9	608	469	30%	26%
PROQUAD, M-M-R II and VARIVAX	426	399	7%	6%
ZETIA / VYTORIN	381	549	-31%	-35%
ISENTRESS / ISENTRESS HD	305	282	8%	6%
BRIDION	240	163	48%	45%
NUVARING	236	199	18%	17%
SIMPONI	233	199	17%	9%
PNEUMOVAX 23	193	166	16%	15%
Animal Health	1,090	955	14%	12%
Livestock	633	582	9%	7%
Companion Animals	457	373	23%	19%
Other Revenues	93	216	-57%	-7%

Pharmaceutical Revenue

Second-quarter pharmaceutical sales increased 6 percent to $9.3 billion, including a 3 percent positive impact from foreign exchange. The increase was primarily driven by growth in oncology, vaccines and hospital acute care, partially offset by lower sales in virology and the ongoing impacts of the loss of market exclusivity for several products.

Growth in oncology was driven by a significant increase in sales of KEYTRUDA, reflecting the company’s continued launches with new indications globally and the strong momentum for the treatment of patients with NSCLC, as KEYTRUDA is the only anti-PD-1 approved in the first-line setting. Additionally, oncology sales reflect alliance revenue of $44 million related to Lynparza and $35 million related to Lenvima, which represents Merck’s share of profits from product sales, net of cost of sales and commercialization costs.

Growth in vaccines was primarily driven by higher sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV, reflecting growth in Asia Pacific, primarily due to the ongoing commercial launch in China, and growth in Europe, partially offset by lower sales in the United States due to the continued transition to the two-dose regimen. Vaccines performance was negatively affected by a significant decrease in sales of ZOSTAVAX (zoster vaccine live), a vaccine for the prevention of herpes zoster, primarily due to the approval of a competitor product that received a preferential recommendation from the U.S. Advisory Committee on Immunization Practices in October 2017. The company anticipates that future sales of ZOSTAVAX will continue to be unfavorably affected by this competition.

Growth in hospital acute care reflects strong global demand of BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery.

Pharmaceutical sales growth in the quarter was partially offset by lower sales in virology, largely reflecting a significant decline in ZEPATIER (elbasvir and grazoprevir), a medicine for the treatment of chronic hepatitis C virus genotypes 1 or 4 infection, due to increasing competition and declining patient volumes, which the company expects to continue.

Pharmaceutical sales growth for the quarter was also partially offset by the ongoing impacts from the loss of U.S. market exclusivity for ZETIA (ezetimibe) in late 2016 and VYTORIN (ezetimibe/simvastatin) in April 2017, medicines for lowering LDL cholesterol; and biosimilar competition for REMICADE (infliximab), a treatment for inflammatory diseases, in the company’s marketing territories in Europe.

Animal Health

Animal Health sales totaled $1.1 billion for the second quarter of 2018, an increase of 14 percent compared with the second quarter of 2017, including a 2 percent positive impact from foreign exchange. Growth was driven by higher sales of companion animal products, primarily from the BRAVECTO (fluralaner) line of products that kill fleas and ticks in dogs and cats for up to 12 weeks, due in part to a delayed flea and tick season and the timing of customer purchases. Growth was also driven by livestock products, including poultry, ruminants and swine products.

Animal Health segment profits were $450 million in the second quarter of 2018, an increase of 14 percent compared with $395 million in the second quarter of 2017.3

3     Animal Health segment profits are comprised of segment sales, less all materials and production costs, as well as marketing and administrative expenses and research and development costs directly incurred by the segment. For internal management reporting, Merck does not allocate general and administrative expenses not directly incurred by the segment, nor the cost of financing these activities. Separate divisions maintain responsibility for monitoring and managing these costs, including depreciation related to fixed assets utilized by these divisions and, therefore, they are not included in segment profits.

Second-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition-and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Second-Quarter 2018
Materials and production	$3,417	$733	$3	$—	$2,681
Marketing and administrative	2,508	16	1	—	2,491
Research and development	2,274	1	3	344	1,926
Restructuring costs	228	—	228	—	—
Other (income) expense, net	(48)	105	—	(32)	(121)

Second-Quarter 2017[5]
Materials and production	$3,116	$827	$33	$—	$2,256
Marketing and administrative	2,500	9	2	—	2,489
Research and development	1,782	7	9	—	1,766
Restructuring costs	166	—	166	—	—
Other (income) expense, net	(73)	39	—	—	(112)

GAAP Expense, EPS and Related Information

Gross margin was 67.3 percent for the second quarter of 2018 compared to 68.6 percent for the second quarter of 2017. The decrease in gross margin for the second quarter of 2018 was primarily driven by the amortization of amounts capitalized for potential future milestone payments related to collaborations, the amortization of unfavorable manufacturing variances, in part resulting from the June 2017 cyber-attack, as well as the unfavorable effects of foreign exchange. The decrease was partially offset by a lower net impact of acquisition- and divestiture-related costs and restructuring costs, which reduced gross margin by 7.1 percentage points in the second quarter of 2018 compared with 8.7 percentage points in the second quarter of 2017.

Marketing and administrative expenses were $2.5 billion in the second quarter of 2018, comparable to the second quarter of 2017, reflecting the unfavorable effects of foreign exchange and higher administrative costs, offset by lower promotion and direct selling costs.

Research and development (R&D) expenses were $2.3 billion in the second quarter of 2018 compared with $1.8 billion in the second quarter of 2017. The increase was driven primarily by a $344 million charge for the Viralytics Limited (Viralytics) acquisition, increased

4     Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

5     On Jan. 1, 2018, the company adopted a new accounting standard related to defined benefit plans. Upon adoption, net periodic benefit cost/credit other than service cost was reclassified to Other (income) expense, net from the previous classifications within Materials and production costs, Marketing and administrative expenses and Research and development costs. Previously reported amounts have been reclassified to conform to the new presentation.

clinical development spending, in particular from oncology collaborations, as well as investment in early drug development.

GAAP EPS was $0.63 for the second quarter of 2018 compared with $0.71 for the second quarter of 2017.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 74.4 percent for the second quarter of 2018 compared to 77.3 percent for the second quarter of 2017. The decrease in non-GAAP gross margin was predominantly due to the amortization of amounts capitalized for potential future milestone payments related to collaborations, the amortization of unfavorable manufacturing variances, in part resulting from the June 2017 cyber-attack, as well as the unfavorable effects of foreign exchange.

Non-GAAP marketing and administrative expenses were $2.5 billion in the second quarter of 2018, comparable to the second quarter of 2017, reflecting the unfavorable effects of foreign exchange and higher administrative costs, offset by lower promotion and direct selling costs.

Non-GAAP R&D expenses were $1.9 billion in the second quarter of 2018, a 9 percent increase compared to the second quarter of 2017. The increase primarily reflects higher clinical development spending, in particular from oncology collaborations, as well as investment in early drug development.

Non-GAAP EPS was $1.06 for the second quarter of 2018 compared with $1.01 for the second quarter of 2017.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Second Quarter
$ in millions, except EPS amounts	2018	2017
EPS
GAAP EPS	$0.63	$0.71
Difference[6]	0.43	0.30
Non-GAAP EPS that excludes items listed below[2]	$1.06	$1.01

Net Income
GAAP net income[1]	$1,707	$1,946
Difference	1,147	832
Non-GAAP net income that excludes items listed below[1,2]	$2,854	$2,778

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$855	$882
Restructuring costs	235	210
Charge for Viralytics acquisition	344	—
Other	(32)	—
Net decrease (increase) in income before taxes	1,402	1,092
Estimated income tax (benefit) expense	(255)	(260)
Decrease (increase) in net income	$1,147	$832

Financial Outlook

Merck narrowed its full-year 2018 revenue range to be between $42.0 billion and $42.8 billion, including a slightly positive impact from foreign exchange at current exchange rates.

Merck narrowed and raised its full-year 2018 GAAP EPS range to be between $2.51 and $2.59. Merck narrowed and raised its full-year 2018 non-GAAP EPS range to be between $4.22 and $4.30. Both include an approximately 1 percent negative impact from foreign exchange at current exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs, costs related to restructuring programs, charges related to the formation of the Eisai collaboration and the Viralytics acquisition, and certain other items.

The following table summarizes the company’s 2018 financial guidance.

	GAAP	Non-GAAP[2]

Revenue	$42.0 to $42.8 billion	$42.0 to $42.8 billion*
Operating expenses	Lower than 2017 by a low-single digit rate	Higher than 2017 by a low- to mid-single digit rate
Effective tax rate	23.0% to 24.0%	18.5% to 19.5%
EPS**	$2.51 to $2.59	$4.22 to $4.30

*The company does not have any non-GAAP adjustments to revenue.

**EPS guidance for 2018 assumes a share count (assuming dilution) of approximately 2.7 billion shares.

A reconciliation of anticipated 2018 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

6     Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

$ in millions, except EPS amounts	Full-Year 2018

GAAP EPS	$2.51 to $2.59
Difference[6]	1.71
Non-GAAP EPS that excludes items listed below[2]	$4.22 to $4.30

Acquisition- and divestiture-related costs[4]	$2,850
Restructuring costs	500
Aggregate charge related to the formation of a collaboration with Eisai	1,400
Charge for Viralytics acquisition	344
Net decrease (increase) in income before taxes	5,094
Estimated income tax (benefit) expense	(515)
Decrease (increase) in net income	$4,579

The expected full-year 2018 GAAP effective tax rate of 23.0 percent to 24.0 percent reflects an unfavorable impact of approximately 4.5 percentage points from the above items.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 6985606. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 6985606. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2017 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q18	2Q17	% Change	June YTD 2018	June YTD 2017	% Change

Sales	$10,465	$9,930	5%	$20,502	$19,365	6%

Costs, Expenses and Other
Materials and production (1)	3,417	3,116	10%	6,601	6,165	7%
Marketing and administrative (1)	2,508	2,500	—	5,016	4,972	1%
Research and development (1) (2)	2,274	1,782	28%	5,470	3,612	51%
Restructuring costs (3)	228	166	37%	323	317	2%
Other (income) expense, net (1)	(48)	(73)	-34%	(340)	(143)	*
Income Before Taxes	2,086	2,439	-14%	3,432	4,442	-23%
Taxes on Income (1)	370	488	-24%	975	935	4%
Net Income	1,716	1,951	-12%	2,457	3,507	-30%
Less: Net Income Attributable to Noncontrolling Interests	9	5		14	11
Net Income Attributable to Merck & Co., Inc.	$1,707	$1,946	-12%	$2,443	$3,496	-30%
Earnings per Common Share Assuming Dilution	$0.63	$0.71	-11%	$0.90	$1.27	-29%

Average Shares Outstanding Assuming Dilution	2,696	2,752		2,702	2,759
Tax Rate (4)	17.8%	20.0%		28.4%	21.0%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Research and development expenses in the second quarter and first six months of 2018 include a $344 million charge for the acquisition of Viralytics Limited. Research and development expenses in the first six months of 2018 also include a $1.4 billion aggregate charge related to the formation of a collaboration with Eisai Co., Ltd (Eisai).

(3) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(4) The effective income tax rate for the first six months of 2018 reflects the unfavorable impact of a $1.4 billion aggregate pretax charge related to the formation of a collaboration with Eisai for which no tax benefit was recognized.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)		Adjustment Subtotal	Non-GAAP

Materials and production	$3,417	733		3				736	$2,681
Marketing and administrative	2,508	16		1				17	2,491
Research and development	2,274	1		3		344		348	1,926
Restructuring costs	228			228				228	—
Other (income) expense, net	(48)	105				(32)		73	(121)
Income Before Taxes	2,086	(855)		(235)		(312)		(1,402)	3,488
Income Tax Provision (Benefit)	370	(113	)(4)	(28	)(4)	(114	)(4)	(255)	625
Net Income	1,716	(742)		(207)		(198)		(1,147)	2,863
Net Income Attributable to Merck & Co., Inc.	1,707	(742)		(207)		(198)		(1,147)	2,854
Earnings per Common Share Assuming Dilution	$0.63	(0.28)		(0.08)		(0.07)		(0.43)	$1.06

Tax Rate	17.8%								17.9%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect an increase in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net reflect an increase in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in research and development expenses represents a charge for the acquisition of Viralytics Limited.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)		Adjustment Subtotal	Non-GAAP
Materials and production	$6,601	1,467		9				1,476	$5,125
Marketing and administrative	5,016	24		2				26	4,990
Research and development	5,470	2		5		1,744		1,751	3,719
Restructuring costs	323			323				323	—
Other (income) expense, net	(340)	95				(54)		41	(381)
Income Before Taxes	3,432	(1,588)		(339)		(1,690)		(3,617)	7,049
Income Tax Provision (Benefit)	975	(204	)(4)	(49	)(4)	(109	)(4)	(362)	1,337
Net Income	2,457	(1,384)		(290)		(1,581)		(3,255)	5,712
Net Income Attributable to Merck & Co., Inc.	2,443	(1,384)		(290)		(1,581)		(3,255)	5,698
Earnings per Common Share Assuming Dilution	$0.90	(0.51)		(0.11)		(0.59)		(1.21)	$2.11

Tax Rate	28.4%								19.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect an increase in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net reflect an increase in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amounts included in research and development expenses represent a $1.4 billion aggregate charge related to the formation of a collaboration with Eisai Co., Ltd., as well as a $344 million charge for the acquisition of Viralytics Limited.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2018			2017						2Q		June YTD
			June
	1Q	2Q	YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$10,037	$10,465	$20,502	$9,434	$9,930	$19,365	$10,325	$10,433	$40,122	5	4	6	4
PHARMACEUTICAL	8,919	9,282	18,201	8,185	8,759	16,944	9,156	9,290	35,390	6	3	7	3
Oncology
Keytruda	1,464	1,667	3,131	584	881	1,465	1,047	1,297	3,809	89	86	114	108
Emend	125	148	273	133	143	276	137	143	556	3	1	-1	-4
Temodar	57	56	113	66	65	130	68	73	271	-13	-16	-13	-17
Alliance Revenue — Lynparza	33	44	76				5	16	20
Alliance Revenue — Lenvima		35	35
Vaccines (2)
Gardasil / Gardasil 9	660	608	1,269	532	469	1,001	675	633	2,308	30	26	27	23
ProQuad / M-M-R II / Varivax	392	426	818	355	399	754	519	403	1,676	7	6	8	7
Pneumovax 23	179	193	372	163	166	329	229	263	821	16	15	13	11
RotaTeq	193	156	349	224	123	347	179	160	686	27	26	1	-1
Zostavax	65	44	108	154	160	313	234	121	668	-73	-74	-65	-67
Hospital Acute Care
Bridion	204	240	444	148	163	310	185	209	704	48	45	43	38
Noxafil	176	188	363	141	155	296	162	179	636	21	17	23	17
Invanz	151	149	300	136	150	286	159	157	602	-1	-1	5	3
Cubicin	98	94	192	96	103	198	91	92	382	-9	-11	-3	-7
Cancidas	91	87	178	121	112	233	94	95	422	-23	-27	-24	-29
Primaxin	72	68	140	62	71	133	73	74	280	-4	-11	5	-2
Immunology
Simponi	231	233	464	184	199	383	219	217	819	17	9	21	10
Remicade	167	157	324	229	208	437	214	186	837	-24	-29	-26	-33
Neuroscience
Belsomra	54	71	125	42	52	94	56	60	210	35	33	33	30
Virology
Isentress / Isentress HD	281	305	586	305	282	587	310	308	1,204	8	6	0	-3
Zepatier	131	113	243	378	517	895	468	296	1,660	-78	-80	-73	-75
Cardiovascular
Zetia	305	226	531	334	367	701	320	323	1,344	-39	-42	-24	-30
Vytorin	167	155	322	241	182	423	142	186	751	-15	-20	-24	-30
Atozet	73	101	174	49	63	112	59	54	225	62	51	55	42
Adempas	68	75	143	84	67	151	70	79	300	13	8	-5	-11
Diabetes (3)
Januvia	880	949	1,829	839	948	1,787	1,012	938	3,737	0	-2	2	0
Janumet	544	585	1,129	496	563	1,059	513	586	2,158	4	1	7	3
Women’s Health
NuvaRing	216	236	452	160	199	359	214	188	761	18	17	26	24
Implanon / Nexplanon	174	174	348	170	178	349	155	183	686	-3	-3	0	-1
Diversified Brands
Singulair	175	185	360	186	203	389	161	182	732	-9	-13	-7	-13
Cozaar / Hyzaar	120	125	245	112	119	231	128	125	484	5	1	6	1
Nasonex	122	81	203	139	85	224	42	120	387	-5	-7	-9	-13
Arcoxia	83	84	166	103	89	192	80	91	363	-6	-8	-13	-17
Follistim AQ	67	70	138	81	79	160	72	66	298	-11	-14	-14	-18
Fosamax	55	59	114	61	66	127	53	62	241	-11	-15	-10	-16
Dulera	57	42	99	82	69	151	59	77	287	-39	-40	-35	-35
Other Pharmaceutical (4)	989	1,053	2,045	995	1,064	2,062	952	1,048	4,065	-1	0	-1	-5
ANIMAL HEALTH	1,065	1,090	2,155	939	955	1,894	1,000	981	3,875	14	12	14	9
Livestock	652	633	1,286	578	582	1,161	647	668	2,476	9	7	11	7
Companion Animals	413	457	869	361	373	733	353	313	1,399	23	19	18	14
Other Revenues (5)	53	93	146	310	216	527	169	162	857	-57	-7	-72	-14

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Total Vaccines sales were $1,561 million and $1,533 million in the first and second quarters of 2018, respectively, and $1,516 million, $1,404 million, $1,924 million and $1,704 million for the first, second, third and fourth quarters of 2017, respectively.

(3) Total Diabetes sales were $1,433 million and $1,571 million in the first and second quarters of 2018, respectively, and $1,338 million, $1,520 million, $1,531 million and $1,533 million for the first, second, third and fourth quarters of 2017, respectively.

(4) Includes Pharmaceutical products not individually shown above.

(5) Other Revenues are comprised primarily of Healthcare Services segment revenues, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.